                                                                   EXHIBIT 10.10

                                EXECUTION COPY



               MEMBERSHIP INTEREST AND SHARE PURCHASE AGREEMENT

                                 by and among


                         POLYMER INTERNATIONAL CORP.,
                                  (as Seller)


                              IFCO SYSTEMS N.V.,
                                (as Purchaser)


                         INTERTAPE POLYMER GROUP INC.,

                           IFCO MANUFACTURING INC.,

                       SCHOELLER INTERNATIONAL LOGISTICS

                         BETEILIGUNGSGESELLSCHAFT MBH,


                                      and


                            SCHOELLER - U.S., INC.,



                         Dated as of September 2, 1999

               MEMBERSHIP INTEREST AND SHARE PURCHASE AGREEMENT

     THIS MEMBERSHIP INTEREST AND SHARE PURCHASE AGREEMENT (this "Agreement") is made as of September 2, 1999, by and among Intertape Polymer Group Inc., a corporation organized under the laws of Canada ("IPG"), Polymer International Corp., a corporation organized under the laws of Virginia and an indirect wholly owned subsidiary of IPG ("Polymer"), IFCO Manufacturing Inc., a corporation organized under the laws of Delaware ("IFCO Manufacturing"), IFCO Systems N.V., a limited liability company organized under the laws of the Netherlands ("IFCO Systems"), Schoeller International Logistics Beteiligungsgesellschaft mbH, a limited liability company organized under the laws of the Federal Republic of Germany ("SIL"), and Schoeller - U.S., Inc., a corporation organized under the laws of Delaware and a wholly owned subsidiary of SIL ("Schoeller U.S.").

                                  WITNESSETH:

     WHEREAS, pursuant to an Operating Agreement, dated as of February 16, 1995, by and between Schoeller U.S. and Polymer (the "Operating Agreement"), such parties formed IFCO - U.S., L.L.C., a limited liability company organized under the laws of the State of Delaware ("IFCO U.S." or, the "Company"); and

     WHEREAS, Polymer is the owner and holder of 20% (the "Polymer Interest") of the Membership Interests and sharing ratios of the Company (the "Membership Interests") and Schoeller U.S. is the owner and holder of the remaining 80% of the Membership Interests and sharing ratios; and

     WHEREAS, Polymer has purchased from SIL 36.25% of the outstanding shares of Schoeller U.S. (the "Polymer Shares"); and

     WHEREAS, IFCO Systems, IFCO Europe Beteiligungs GmbH, a limited liability company organized under the laws of the Federal Republic of Germany, MTS Okologistik Verwaltungs GmbH, a limited liability company organized under the laws of the Federal Republic of Germany, SIL, Schoeller Packaging Systems GmbH, a limited liability company organized under the laws of the Federal Republic of Germany, and PalEx, Inc., a corporation organized under the laws of the state of Delaware ("PalEx"), are parties to that certain Agreement and Plan of Reorganization, dated as of March 29, 1999 (the "Merger Agreement"); and

     WHEREAS, a newly formed Delaware company and wholly owned subsidiary of IFCO Systems will be merged with and into PalEx on the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"); and

     WHEREAS, in connection with the Merger, IFCO Systems desires to purchase from Polymer and Polymer desires to sell to IFCO Systems, the Polymer Interest on the terms and conditions set forth in this Agreement; and

     WHEREAS, in connection with the Merger, SIL desires to purchase from Polymer, and Polymer desires to sell to SIL, the Polymer Shares on the terms and conditions set forth in this Agreement; and

     WHEREAS, in connection with the Merger, IFCO Systems, or SPI as an assignee of IFCO Systems, desires to purchase from IFCO Manufacturing, the IFCO Manufacturing Assets on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this agreement shall have the following meanings:

    "Additional Indebtedness" means any indebtedness (or any such indebtedness converted to capital or equity after the date of this Agreement, without double counting) incurred by the Company to IPG or its Affiliates after April 30, 1999 and prior to the Closing Date, including indebtedness arising under the Existing Supply Agreement; provided, that the amount of such Additional Indebtedness does not exceed $12,000,000 as of March 31, 2000.

    "Affiliate" of, or "Affiliated" with, a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person or entity.

    "Agreement" has the meaning set forth in the first paragraph of this Agreement.

    "Balance Sheet Date" has the meaning set forth in Section 4.3(a).

    "Cash Amount" means $2,500,000 unless, by October 31, 1999, SIL notifies IPG in writing that such amount shall not be applicable to this Agreement, in which case the Cash Amount shall be zero.

    "Charter Documents" means the certificate/articles of incorporation or organization, bylaws, partnership agreement, operating agreement, regulations or similar governing documents for any person or entity.

    "Closing" and "Closing Date" have the meanings set forth in Section 3.1.

    "Company" has the meaning set forth in the second paragraph of this Agreement.

    "Control" and its derivatives means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities or voting interests, by contract or otherwise.

    "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), licenses, sublicenses, easements and other encumbrances of every type and description, whether imposed by law, agreement, undertaking or otherwise.

    "Existing Indebtedness" means the principal and interest owed by the Company to IPG or its Affiliates as of April 30, 1999 in the amount of $17,976,173 (or any such indebtedness converted to capital or equity after the date of this Agreement, without double counting).

    "Existing Supply Agreement" means the Supply Agreement, dated as of May 10, 1996, as amended, by and among IPG, IFCO U.S. and SIL.

    "Financial Statements" has the meaning set forth in Section 4.3.

    "GAAP" means U.S. generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved.

    "Governmental Authority" means any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

    "IFCO Group" means collectively IFCO Systems, SIL and Schoeller U.S.

    "IFCO Inventory" means the useable, useful, non-obsolete inventory and supplies of IFCO Manufacturing.

    "IFCO Manufacturing" has the meaning set forth in the first paragraph of this Agreement.

    "IFCO Manufacturing Assets" means the IFCO Moulds, the IFCO Inventory, the Existing Supply Agreement, and the indebtedness from IFCO U.S. to IFCO Manufacturing.

    "IFCO Moulds" means the IFCO moulds as reflected on the books and records of the Company as set forth on Exhibit A and any additions thereto as of the date hereof.

    "IFCO Systems" has the meaning set forth in the first paragraph of this Agreement.

    "Indemnified Party" and "Indemnifying Party" have the meanings set forth in
Section 8.3.

    "Intellectual Property" means patents, inventions, trade secrets, know-how, copyrights (whether registered or unregistered), works of authorship, trademarks (whether registered or unregistered), service marks (whether registered or unregistered), mask works, trade names, trade dress, product names, registrations of any of the foregoing, patent applications, trademark and service mark applications, software, firmware, specifications, processes, drawings, designs, technology, formulae and proprietary information and documents incorporating any similar rights, including technical reports, laboratory books and notebooks.

    "Interim Balance Sheet" has the meaning set forth in Section 4.3(a).

    "Interim Financial Statements" has the meaning set forth in Section 4.3(a).

    "IPG" has the meaning set forth in the first paragraph of this Agreement.

    "IPG Group" means collectively IPG, Polymer and IFCO Manufacturing.

    "IPO" means the initial public offering of ordinary shares by IFCO Systems or its Affiliates.

    "Loss" or "Losses" means all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation).

     "Membership Interests" has the meaning set forth in the third paragraph of this Agreement.

     "Merger" has the meaning set forth in the sixth paragraph of this Agreement.

     "Merger Agreement" as the meaning set forth in the fifth paragraph of this Agreement.

     "Operating Agreement" has the meaning set forth in the second paragraph of this Agreement.

     "PalEx" has the meaning set forth in fifth paragraph of this Agreement.

     "Polymer" has the meaning set forth in the first paragraph of this Agreement.

     "Polymer Interest" has the meaning set forth in the third paragraph of this Agreement.

     "Polymer Note" has the meaning set forth in Section 2.3.

     "Polymer Shares" has the meaning set forth in the fourth paragraph of this Agreement.

     "Production License Agreement" means the Production License Agreement, dated March 19, 1996, by and between SIL and IFCO U.S., as assigned by the Assignment of Production License Agreement, dated May 15, 1996, by and between SIL, IFCO U.S. and IPG.

     "Schoeller U.S." has the meaning set forth in the first paragraph of this Agreement.

     "Security Agreement" means the Security Agreement, dated May 18, 1996, between IFCO U.S. and IPG granting to IPG a security interest in the collateral described therein.

     "SIL" has the meaning set forth in the first paragraph of this Agreement.

     "SPI" means Schoeller Plast Industries GmbH, a limited liability company organized under the laws of the Federal Republic of Germany.

     "System License Agreement" means the System License Agreement, dated March 19, 1996, by and between SIL, IFCO U.S. and IPG.

     "Taxes" means all taxes, charges, fees, levies or other assessments including income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments.

     "Third Person" and "Third Person Claim" have the meanings set forth in
Section 8.3.

     "Year-End Financial Statements" has the meaning set forth in Section
4.3(a).

Section 1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the terms defined in this Agreement include the plural as well as the singular;

     (b)  "including" or "include" does not denote or imply any limitation;

     (c)  "dollars" and "$" mean U.S. dollars;

     (d) whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter;

     (e) all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP; and

     (f) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                                  ARTICLE II
                             SALE; PURCHASE PRICE

Section 2.1  Sale and Transfer of Polymer Interest; IFCO Manufacturing Assets.
(a) Subject to the terms and conditions of this Agreement, Polymer shall sell, convey and deliver to IFCO Systems, and IFCO Systems shall purchase and accept from Polymer, all of the right, title and interest of Polymer in and to the Polymer Interest, free and clear of all Encumbrances.

     (b) Subject to the terms and conditions of this Agreement, and assuming that the Polymer Shares have been previously conveyed to Polymer by SIL free and clear of all Encumbrances, Polymer shall sell, convey and deliver to SIL, and SIL shall purchase and accept from Polymer, all of the right, title and interest of Polymer in and to the Polymer Shares, free and clear of all Encumbrances.

     (c) Subject to the terms and conditions of this Agreement, IFCO Manufacturing shall sell, convey and deliver to SPI, as assignee of IFCO Systems, and SPI shall purchase and accept from IFCO Manufacturing, all of the right, title and interest of IFCO Manufacturing in and to the IFCO Manufacturing Assets, free and clear of all Encumbrances.

Section 2.2 Purchase Price. (a) In consideration for the sale of the Polymer Interest by Polymer to IFCO Systems, the sale of the Polymer Shares by Polymer to SIL, and in full satisfaction of any an all amounts that may be owed by IFCO U.S. or SIL to the IPG Group, IFCO Systems and SIL shall pay to Polymer at the Closing an aggregate purchase price consisting of an amount equal to: (i) the Existing Indebtedness; (ii) the Additional Indebtedness; and (iii) $10,657,500; less the sum of: (i) the amount of the Polymer Note; (ii) the amount of the Existing Indebtedness and Additional Indebtedness owing from IFCO U.S. to IFCO Manufacturing as of the Closing Date which is included in subparagraph (b)(ii) below; and (ii) the Cash Amount;

     (b) In consideration for the sale of the IFCO Manufacturing Assets by IFCO Manufacturing to SPI, as assignee of IFCO Systems: (i) SPI shall pay to IFCO Manufacturing at Closing at aggregate purchase price consisting of an amount equal to the sum of (A) the net book value of IFCO Moulds; (B) the net book value of IFCO Inventory (which as of the date hereof, is approximately $400,000; and (C) $2,500,000; and (ii) IFCO Systems shall pay to IFCO Manufacturing the amount of the Existing Indebtedness and Additional Indebtedness owing from IFCO U.S. to IFCO Manufacturing as of the Closing Date as if all such indebtedness was due and payable as of such date.

Section 2.3 Member Notes. (a) Upon execution of this Agreement, Polymer shall acquire the Polymer Shares from SIL for $3,153,000 (causing its overall beneficial interest in IFCO U.S. to total 49%). In consideration for such purchase, Polymer issued to SIL a promissory note of Polymer (the "Polymer Note"). Effective October 1, 1999, SIL shall assign the Polymer Note to the Company which shall be deemed a loan to the Company by Schoeller U.S. the interest on which shall be waived until March 31, 2000. If Polymer pays the Polymer Note after March 31, 2000, the Company shall apply such amount to reduce the Existing Indebtedness.

     (b) Effective as of October 1, 1999, IPG and Polymer shall waive interest on an additional $3,153,000 of the Existing Indebtedness (which will aggregate $6,306,000 of Existing Indebtedness on which interest shall be waived until March 31, 2000).

     (c) Commencing September 10, 1999, and on the first business day of each month thereafter until the earlier of the Closing Date or March 1, 2000, Schoeller U.S. and Polymer shall each make a loan to the Company in the amount of $75,000 by wire transfer to the Company, each of which shall bear interest at the interest rate applicable to the Existing Indebtedness.

     (d) Schoeller U.S. agrees that, upon request by Polymer, the interest applicable to the Existing Indebtedness, the Polymer Note and any other loans to the Company by either the IPG Group or the IFCO Group may be waived on a dollar-for-dollar basis applied to such IPG Group and IFCO Group loans through March 31, 2000 in the amounts designated by Polymer.

     (e) In the event that the amount of indebtedness owed by the Company to the IFCO Group becomes and remains substantially equal to the indebtedness owed by the Company to the IPG Group (other than indebtedness under the Supply Agreement), the indebtedness owed by the Company to the IPG Group (other than indebtedness under the Supply Agreement which shall continue to be secured by the Security Agreement) shall cease to be secured under the Security Agreement or any similar agreement.

                                  ARTICLE III
                                    CLOSING

Section 3.1 Closing and Closing Date. The consummation of the purchase of the Polymer Interest and the purchase of the IFCO Manufacturing Assets contemplated by this Agreement (the "Closing") shall take place at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York 10036 on the fifth business day following the closing of the Merger and the IPO, or at such other time as the parties to this Agreement shall agree, which date is herein referred to as the "Closing Date."

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                    OF IPG, POLYMER AND IFCO MANUFACTURING

     IPG, Polymer and IFCO Manufacturing, jointly and severally, represent and warrant to IFCO Systems, SIL and Schoeller U.S. as follows:

Section 4.1 Due Organization and Qualification; Ownership of Polymer Interest.

     (a) IPG is a corporation duly organized, validly existing and in good standing under the laws of Canada. Polymer is a corporation duly organized, validly existing and in good standing under the laws of Virginia. IFCO Manufacturing is a corporation duly organized validly existing and in good standing under the laws of Delaware.

     (b) Polymer is the record and beneficial owner of the Polymer Interest and the Polymer Shares, has full power and authority to sell and convey the Polymer Interest and the Polymer Shares and, upon delivery of and payment therefor, IFCO Systems and SIL will acquire good and valid title to the Polymer Interest and the Polymer Shares, respectively, in each case free and clear of any Encumbrance.

Section 4.2 Authorization; Non-Contravention; Approvals.

     (a) IPG, Polymer and IFCO Manufacturing each has the requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been approved by all requisite corporate action of IPG, Polymer and IFCO Manufacturing. This Agreement has been duly and validly executed and delivered by IPG, Polymer and IFCO Manufacturing, and, assuming the due authorization, execution and delivery hereof by the IFCO Group, constitutes a valid and binding agreement of IPG, Polymer and IFCO Manufacturing, enforceable against each in accordance with its terms, except as that enforceability may be subject to: (i) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally; and (ii) general principles of equity.

     (b) The execution and delivery of this Agreement by IPG, Polymer and IFCO Manufacturing does not, and the consummation by IPG, Polymer and IFCO Manufacturing of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon the Polymer Interest or the Polymer Shares, the IFCO Manufacturing Assets or any of the properties or assets of the Company, IPG, Polymer or IFCO Manufacturing, under any of the terms, conditions or provisions of: (i) the Charter Documents of IPG, Polymer and IFCO Manufacturing; (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to the Company, IPG, Polymer or IFCO Manufacturing or any of their properties or assets, the Polymer Interest or the Polymer Shares; or
(iii) any material agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which the Company, IPG, Polymer or IFCO Manufacturing are now a party or by which the Company, IPG, Polymer or IFCO Manufacturing or any of their properties or assets (including the Polymer Interest and the Polymer Shares) may be bound or affected, except by such consents as may be required by the IFCO Group pursuant to the Operating Agreement and its related licensing agreements, which consents shall be deemed given by the execution of this Agreement.

     (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by IPG, Polymer or IFCO Manufacturing or the consummation by them of the transactions contemplated hereby. None of the contracts to which the Company, IPG, Polymer or IFCO Manufacturing is a party requires notice to, or the consent or approval of, any third party for the execution and delivery of this Agreement by IPG, Polymer or IFCO Manufacturing or the consummation by IPG, Polymer or IFCO Manufacturing of the transactions contemplated hereby.

Section 4.3  Financial Statements.

     (a) Attached hereto as Schedule 4.3(a) are complete and correct copies of the following financial statements:

          (i) the unaudited balance sheets of the Company as of December 31, 1996, 1997, and 1998 and the related unaudited statements of operations for the three year period ended December 31, 1998 (collectively, the "Year-End Financial Statements"); and

          (ii) the unaudited balance sheet (the "Interim Balance Sheet") of the Company as of June 30, 1999 (the "Balance Sheet Date") and the related unaudited statement of operations for the six-month period ended June 30, 1999 (collectively, the "Interim Financial Statements" and, together with the Year-End Financial Statements, the "Financial Statements").

     (b) Except as set forth on Schedule 4.3(b), the Financial Statements have been prepared from the books and records of the Company on the accrual basis of accounting in conformity with GAAP (except for the absence of notes in the Interim Financial Statements) and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business and the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects, except for items created by the IFCO Group without the knowledge of the IPG Group.

Section 4.4 Liabilities and Obligations. The Company did not have at the Balance Sheet Date, nor has it incurred since that date, any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies that: (i) are accrued or reserved against in the Financial Statements; and (ii) were incurred after the Balance Sheet Date in the ordinary course of business and consistent with past practices or are described on Schedule 4.4, except for items created by the IFCO Group without the knowledge of the IPG Group.

Section 4.5 Material Customers. Except to the extent set forth on Schedule 4.5(a), and except as previously disclosed to the IFCO Group, since December 31, 1998 and through the date hereof, to the best knowledge of Andrew Archibald and Melbourne F. Yull, without an affirmative duty to investigate, no customer accounting for 5% or more of the Company's revenue during the 12-month period ended December 31, 1998 or during the seven-month period ended on the Balance Sheet Date has canceled or substantially reduced or is currently attempting or threatening or intending to cancel or substantially reduce its purchases of the Company's products or services.

Section 4.6 Intellectual Property. To the best of IPG's and Polymer's knowledge, all of the Intellectual Property of the Company is identified on
Schedule 4.6. To the best of IPG's and Polymer's knowledge, the use of such Intellectual Property by the Company does not and has not been alleged by any person or entity to infringe on the rights of any person or entity. To the best of the IPG Group's knowledge, at the time of Closing, the Company will own or have the right to use, all such Intellectual Property of the Company in substantially the same manner and subject to substantially the same limitations as used in the Company's business or exist on the date hereof and immediately prior to Closing, assuming that the IFCO Group takes no action to the contrary, and such Intellectual Property is all the Intellectual Property necessary for IFCO U.S. to conduct its business as it is currently being conducted. Any Intellectual Property developed solely or jointly by the Company shall be transferred to the Company at Closing.

Section 4.7 Compensation; Employment Agreements. The Company has no written employment agreements or severance agreements obligating the Company to pay any current or former employee any amount thereunder. The parties agree to work in good faith for the next 30 days to offer some or all of the employees financial incentives for continuing to work for the Company until April 30, 2000, or such other date as the parties may agree. Such amounts shall be paid by the Company.

Section 4.8 Litigation and Compliance with Law. There are no suits, actions, or legal, administrative, arbitration or other proceedings pending or, to the knowledge of the Company, IPG or Polymer, threatened against or affecting the Company, the Polymer Interest, the Polymer Shares or the IFCO Manufacturing Assets, at law or in equity, before or by any Governmental Authority having jurisdiction over the Company, Polymer or IFCO Manufacturing, except as set forth on Schedule 4.8. No notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company and, to the knowledge of Polymer, there is no basis therefor except as set forth on Schedule
4.8. The Company has complied, and is in compliance, with all laws, regulations, writs, injunctions, decrees and orders applicable to, and licenses, operating authorizations, franchises, permits and other third party and governmental authorizations of, the Company, or its assets or operations.

Section 4.9 Absence of Changes. Since the Balance Sheet Date, except as set forth in Schedule 4.9, the Company has conducted its operations in the ordinary course and there has not been:

     (a) any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise) or the results of operations of the Company; provided, however, that continuation of losses by the Company shall not, in and of itself, be deemed a material adverse change;

     (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or businesses of the Company or the IFCO Manufacturing Assets;

     (c) except as contemplated hereby, any declaration or payment of any dividend or distribution to members or any direct or indirect redemption, purchase or other acquisition of any Membership Interests;

     (d) any increase in the compensation payable or to become payable by the Company to any of its or IPG's officers, directors, managers, employees, consultants or agents other than in the ordinary course of business consistent with past practice;

     (e) except as contemplated hereby, any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company;

     (f) except as contemplated hereby, any increase in the Company's indebtedness, other than accounts payable and indebtedness incurred in the ordinary course of business, consistent with past practices;

     (g) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

     (h) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

     (i)  any waiver of any material rights or claims of the Company;

     (j) any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party or any of its property is subject; or

     (k) any material transaction by the Company outside the ordinary course of business.

Section 4.10 Year 2000. IPG and Polymer make no representation that the Company is "Year 2000" compliant.

Section 4.11 Disclosure. No representation or warranty of IPG, Polymer or IFCO Manufacturing contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which it was made, not misleading. There are no other representations or warranties made by IPG or Polymer in connection with the sale of the Polymer Interest, the Polymer Shares and the IFCO Manufacturing Assets except as set forth herein.

                                   ARTICLE V
                       REPRESENTATIONS AND WARRANTIES OF
                     IFCO SYSTEMS, SIL AND SCHOELLER U.S.

     IFCO Systems, SIL and Schoeller U.S., jointly and severally, represent and warrant to IPG and Polymer as follows:

Section 5.1 Due Organization and Qualification. IFCO Systems is a limited liability company duly organized, validly existing and in good standing under the laws of the Netherlands. SIL is a limited liability company duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany. Schoeller U.S. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2  Authorization; Non-Contravention; Approvals.

     (a) IFCO Systems, SIL and Schoeller U.S. each has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been approved by all requisite corporate action of IFCO Systems, SIL and Schoeller U.S. This Agreement has been duly and validly executed and delivered by IFCO Systems, SIL and Schoeller U.S., and, assuming the due authorization, execution and delivery by the IPG Group, constitutes a valid and binding agreement of IFCO Systems, SIL and Schoeller U.S., enforceable against each in accordance with its terms, except as that enforceability may be subject to: (i) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally; and (ii) general principles of equity.

     (b) The execution and delivery of this Agreement by IFCO Systems, SIL and Schoeller U.S. does not, and the consummation by IFCO Systems, SIL and Schoeller U.S. of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of IFCO Systems, SIL or Schoeller U.S under any of the terms, conditions or provisions of: (i) the Charter Documents of IFCO Systems, SIL or Schoeller U.S; (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to IFCO Systems, SIL or Schoeller U.S or any of their properties or assets; or (iii) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which IFCO Systems, SIL or Schoeller U.S is now a party or by which IFCO Systems, SIL or Schoeller U.S or any of their properties or assets may be bound or affected, except for the consent of PalEx under the Merger Agreement.

     (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by IFCO Systems, SIL or Schoeller U.S or the consummation by IFCO Systems, SIL or Schoeller U.S of the transactions contemplated hereby.

Section 5.3 Litigation. There are no suits, actions, or legal, administrative, arbitration or other proceedings pending or, to the knowledge of the IFCO Group, threatened against or affecting the IFCO Group at law or in equity, before or by any Governmental Authority having jurisdiction over the IFCO Group. No notice of any claim, action, suit or proceeding whether pending or threatened has been received by the IFCO Group and, to the knowledge of the IFCO Group, there is no basis therefor, which: (a) if determined adversely to the IFCO Group could reasonably be expected to result in any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise), results of operations or prospects of the IFCO Group; or (b) seek to prevent the consummation of the transactions contemplated hereby.

Section 5.4 Title to Polymer Shares. SIL is the record and beneficial owner of the Polymer Shares, has full power and authority to sell and convey the Polymer Shares and, upon delivery of and payment therefor, Polymer will acquire good and valid title thereto, in each case free and clear of any Encumbrance.

Section 5.5 Disclosure. No representation or warranty of the IFCO Group contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which it was made, not misleading. There are no other representations or warranties made by the IFCO Group except as set forth herein.

                                  ARTICLE VI
                               CERTAIN COVENANTS

Section 6.1 Conduct of Business. From the date of this Agreement until the earlier of March 31, 2000 or the Closing Date, IFCO Manufacturing shall, with respect to the IFCO Manufacturing Assets, and IPG, Polymer, SIL and Schoeller U.S. shall, with respect to the Company, each use their best efforts to cause IFCO Manufacturing and the Company, respectively, to conduct their businesses only in the ordinary course and shall reasonably cooperate with each other in the management of the Company's business. Without limiting the generality of the foregoing, IFCO Manufacturing shall, with respect to the IFCO Manufacturing Assets, and IPG, Polymer, SIL and Schoeller U.S. shall, with respect to the Company, each use their best efforts to ensure that IFCO Manufacturing and the Company, respectively, shall not, except as otherwise expressly provided in this Agreement or with the written consent of the IPG Group and the IFCO Group:

     (a) other than as permitted herein, make or agree to make any change in or grant any options, warrants, calls, conversion rights or commitments on any Membership Interests;

     (b) increase the compensation payable or to become payable by the Company to any of its officers, directors, employees, consultants or agents, except for customary increases in the ordinary course of business and consistent with past practices;

     (c) adopt or enter into any new or amend any existing employee benefit plan of the Company or any employment agreement or severance agreement in an aggregate amount not to exceed $25,000 to which the Company is a party;

     (d) cancel or agree to cancel, any indebtedness or other obligation owing to the Company;

     (e) increase the indebtedness of the Company, other than Additional Indebtedness, accounts payable incurred in the ordinary course of business, consistent with past practices or incurred in connection with the transactions contemplated by this Agreement;

     (f) allow any Encumbrance to be placed on any property or assets of the Company or the IFCO Manufacturing Assets except for Encumbrances exiting on the date hereof or purchase money security interests for new asset acquisitions;

     (g)  take any action not in compliance with the Budget;

     (h) enter into, or agree to enter into, any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or the IFCO Manufacturing Assets, or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

     (i) purchase or acquire, or enter into any agreement, plan or arrangement to purchase or acquire, any property, rights or assets (including the IFCO Manufacturing Assets) outside of the ordinary course of the Company's business;

     (j)  waive any material rights or claims; or

     (k) materially breach, materially change the terms of, materially amend or terminate any material contract, agreement, permit or other right to which the Company is a party or any of its property is subject which would be disadvantageous to the Company.

Section 6.3 Reasonable Efforts. The IPG Group and the IFCO Group shall use all reasonable efforts to preserve intact the Company's business organization, the Company's goodwill, and the IFCO Manufacturing Assets.

Section 6.4 Future Cooperation. (a) Polymer and Schoeller U.S. shall each deliver or cause to be delivered to the other following the Closing such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement.

     (b) The IPG Group shall: (i) cooperate with the IFCO Group in preparation of the Financial Statements and the audit thereof; (ii) provide such other additional information about the Company as may be requested by any applicable Governmental Authority or any securities exchange on which the shares of IFCO Systems will be listed; (iii) consent to the use and filing of the Financial Statements in connection with the IPO; and (iv) provide all other assistance reasonably necessary or as reasonably requested by the IFCO Group to consummate the transactions contemplated herein with respect to the sale of the Polymer Interest, the Polymer Shares and the IFCO Manufacturing Assets.

    (c) The IFCO Group and the IPG Group shall reasonably cooperate to maximize the tax benefits and minimize the tax liabilities for each of the parties hereto (or their respective beneficial owners) in connection with the transactions contemplated herein.

    (d) Polymer and Schoeller U.S. shall jointly use their reasonable best efforts to ensure that the Company becomes "Year 2000" compliant and shall share equally the cost of such efforts even in the event that the costs of such efforts exceed the agreed upon funding levels of Polymer and Schoeller U.S. as set forth in the Budget. Polymer and Schoeller U.S. shall agree in advance and in writing to any contract or expenditure greater than $20,000 which is necessary for the Company to become "Year 2000" compliant. Each member shall contribute to the Company the amount necessary to pay for such costs within 30 days of receipt of an invoice for such costs.

Section 6.4 Expenses. The IFCO Group will pay the fees, expenses and disbursements of the IFCO Group and their respective agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto and the consummation of the transactions contemplated hereby. The IPG Group will pay the fees, expenses and disbursements of the IPG Group and its respective agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto and the consummation of the transactions contemplated hereby. The fees and expenses of PricewaterhouseCoopers in connection with the audit of the financial statements shall be paid by the IFCO Group.

Section 6.5 Other Documents. At the Closing, IFCO Systems shall receive the following additional certificates, instruments and documents:

        (i) Proper assignments of the Polymer Interest and the IFCO Manufacturing Assets duly endorsed by Polymer and IFCO Manufacturing, respectively, and otherwise in a form reasonably acceptable to IFCO Systems.

        (ii) All of the Company's books and records, including minute books, corporate charter, Operating Agreement, Membership Interest records, bank account records, accounting records, computer records and all contracts with third parties.

        (iii) The written resignations of such members of the Board of Members as were appointed by the IPG Group and of such officers as may be requested by IFCO Systems, such resignations to be effective concurrently with the Closing.

        (iv) An assignment of the Production License Agreement from IPG to IFCO U.S.

Section 6.6 Waiver of Defaults. Until the earlier of March 31, 2000 or the Closing Date, the IPG Group agrees to: (i) continue to produce cases and to provide financing therefor in accordance with the Existing Supply Agreement;
(ii) not take any action to enforce its rights with respect to any defaults that exist under any Existing Indebtedness or Additional Indebtedness; and (iii) so long as the IFCO Group is in compliance with its obligations hereunder in all material respects, not take any action to enforce any rights it may have to foreclose or take other legal action with respect to such indebtedness.

Section 6.7 No Further Obligation. The parties agree that, except as otherwise provided herein, effective as of the Closing: (i) the IPG Group shall have no further obligations under the Operating Agreement, the Guaranty, dated February 25, 1995 issued by IPG on behalf of the Company, the Existing Supply Agreement or otherwise to provide funding to the Company; and (ii) the IPG Group shall have no further right to any of the assets of the Company and shall release all collateral under the Security Agreement. At Closing, the Guaranty dated February 25, 1995 issued by SIL on behalf of the Company shall be cancelled and the IPG Group shall have no further rights thereunder.

Section 6.8 Termination of Production License Agreement. At Closing, the Production License Agreement, and the assignment thereof shall be terminated.

Section 6.9 Pledge of Membership Interests. (a) Schoeller U.S. and Polymer shall not pledge or otherwise encumber their respective Membership Interests, except that Schoeller U.S. may pledge its Membership Interest in connection with obtaining financing in connection with the Closing of the Merger and the IPO.

    (b) Schoeller U.S. and SIL shall, within 30 days after the date hereof, provide reasonable evidence to IPG and Polymer that as of the date of this Agreement the consent of SIL's lenders and bank creditors would be required to pledge the Membership Interests of the Company held by Schoeller U.S. If such evidence is not provided within such time period, Schoeller U.S. shall promptly pledge to IPG its Membership Interests in the Company by execution of a pledge agreement in a form substantially consistent with the form attached hereto as Exhibit B.

Section 6.10 Office Sub-Lease. The rights and obligations of the Company under the existing sub-lease with respect to the Company's office space located at 5401 West Kennedy Boulevard, Tampa, Florida, shall not be affected by the transactions contemplated herein. The cost sharing ratio for the Company under the sub-lease shall be the sharing percentage in effect on the date hereof provided, that such cost sharing percentage shall be no less than 50% and no greater than 80%. As of the date hereof, the monthly rental for the primary lease is as set forth in the first amendment to the primary lease dated January 1997. Notwithstanding the foregoing, Polymer and Schoeller U.S. shall use their reasonable best efforts to attempt to terminate either the sub-lease or the primary lease, or assign the sub-lease or primary lease to a third party on terms reasonably satisfactory to Schoeller U.S. The IPG Group shall have no obligation to renew the sub-lease or primary lease beyond their termination date of January 31, 2002.

Section 6.11 Consent of PalEx. The IFCO Group shall use its reasonable best efforts to obtain by September 3, 1999 the consent of PalEx to the transactions contemplated herein. Irrespective of whether the consent of PalEx is obtained, the provisions of Section 10.2(b) shall remain effective.

Section 6.12 Mutual Release. In the event that the Merger and IPO are consummated, each party to this Agreement hereby releases each other party to this Agreement from any and all liabilities arising from the transactions between the parties. This release shall not be construed as a release from claims that the parties may have against each other based upon fraud or breach of fiduciary duty.

Section 6.13 Shareholders Agreement. In connection with the purchase of the Polymer Shares, the parties agree to promptly enter into a shareholders agreement with respect to Schoeller U.S. providing for the following: (a) that the shareholders will have pre-emptive rights; (b) that Schoeller U.S. will serve only as a holding company for IFCO U.S., and only conduct such business as is necessary in connection therewith; (c) that the subsidiary interest of Schoeller U.S. in IFCO U.S. will not be subject to transfer, attachment, or pledge, except for such actions in connection with a corporate reorganization of IFCO Systems and with the consent of IPG, which consent shall not be unreasonably withheld; and (d) distributions received by Schoeller U.S. shall be distributed pro-rata to its shareholders if requested by Polymer or SIL.


                                  ARTICLE VII
                             CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of the IFCO Group. Except as may be waived, the obligations of the IFCO Group to consummate the transactions contemplated herein are subject to satisfaction of the following conditions:

     (a) The IFCO Group shall have received certificates of the IPG Group that the representations and warranties of the IPG Group contained in this Agreement are true in all material respects at and as of the Closing, as though such representations and warranties had been made at and as of the Closing.

     (b) The IFCO Group shall have received certificates of the IPG Group that:
(i) the IPG Group has performed and complied in all material respects with the covenants or conditions required by this Agreement or any of the agreements, documents or instruments executed pursuant hereto or thereto to be performed and complied with by the IPG Group prior to the Closing; and (ii) attaches true and complete copies of evidence of all corporate authority of the IPG Group authorizing the transactions contemplated by this Agreement.

     (c) The Merger and the IPO shall have been consummated no later than March 31, 2000.

     (d) No action, suit or proceeding before any Governmental Authority, to enjoin the transactions contemplated by this Agreement or to its consummation, shall have been instituted on or before the Closing Date.

Section 7.2 Conditions to Obligations of the IPG Group. Except as may be waived, the obligation of the IPG Group to consummate the transactions contemplated herein is subject to satisfaction of the following conditions:

     (a) The IPG Group shall have received certificates of the IFCO Group that:
(i) the representations and warranties of the IFCO Group contained in this Agreement are true in all material respects at and as of the Closing, as though such representations and warranties had been made at and as of the Closing; (ii) the IFCO Group has performed and complied in all material respects with the covenants or conditions required by this Agreement or any of the agreements, documents or instruments executed pursuant hereto or thereto to be performed and complied with by the IFCO Group prior to the Closing; and

(iii) attaches true and complete copies of evidence of all corporate authority of the IFCO Group authorizing the transactions contemplated by this Agreement.

     (b) The Merger and the IPO shall have been consummated no later than March 31, 2000.

     (c) No action, suit or proceeding before any Governmental Authority, to enjoin the transactions contemplated by this Agreement or to its consummation, will have been instituted on or before the Closing Date.


                                 ARTICLE VIII
                                INDEMNIFICATION

     The IPG Group and the IFCO Group each make the following covenants:

Section 8.1 Indemnification by the IPG Group. IPG and Polymer, jointly and severally, covenant and agree that each will (without any right of indemnification or contribution from the Company), indemnify, defend, protect and hold harmless the IFCO Group and their officers, directors, employees, stockholders, agents, representatives and Affiliates (including the Company) from and against all Losses incurred by any of such indemnified persons as a result of or arising from: (a) any breach of the representations and warranties of the IPG Group set forth herein or in the Schedules or certificates delivered in connection herewith, provided that notice of such claim is given in accordance with Section 11.4 hereof; and (b) any breach or nonfulfillment of any covenant or agreement on the part of the IPG Group under this Agreement.

Section 8.2  Indemnification by the IFCO Group.   IFCO Systems, SIL and
Schoeller U.S., jointly and severally, covenant and agree that each will (without any right of indemnification or contribution from the Company) indemnify, defend, protect and hold harmless the IPG Group and their officers, directors, employees, stockholders, agents, representatives and Affiliates (including the Company) at all times from and after the date of this Agreement from and against all Losses incurred by such indemnified persons as a result of or arising from: (a) any breach of the representations and warranties set forth herein or in the Schedules or certificates delivered in connection herewith, provided that notice of such claim is given in accordance with Section 11.4 hereof; and (b) any breach or nonfulfillment of any covenant or agreement on the part of the IFCO Group under this Agreement.

Section 8.3 Third Person Claims. Promptly after any party hereto (the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement ("Third Person Claim"), the Indemnified Party shall give to the party obligated to provide indemnification pursuant to Section 8.1 or Section 8.2 hereof (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the dollar value thereof. The Indemnifying Party shall have the right to defend and settle the Third Person Claim, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith and in accordance with this
Section 8.3.  If the Indemnifying Party undertakes to
defend or settle the Third Person Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle a Third Party Claim, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof, and the Indemnifying Party shall not settle any such Third Person Claim without the consent of the Indemnified Party unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person Claim imposing liability on the Indemnified Party and/or failing to include a complete release, the Indemnifying Party must get consent from the Indemnified Party. If, upon receiving notice, the Indemnifying Party does not timely undertake to defend a Third Person Claim to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith. Notwithstanding the above, if the named parties to any such action or proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential material differing interests between them (in which case, if such Indemnified Party notifies the Indemnifying Party that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume or continue the defense of such action or proceeding on behalf of such Indemnified Party).

Section 8.4 Non-Third Person Claims. In the event that any Indemnified Party asserts the existence of a claim giving rise to Losses (but excluding claims resulting from the assertion of liability by Third Persons), such party shall give written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this Section 8.4, specify the nature and dollar amount of the claim asserted (to the extent reasonably determinable), and the of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If such Indemnifying Party, within 60 days after receipt by such Indemnified Party, shall not give written notice to such Indemnified Party announcing such Indemnifying Party's intent to contest such assertion of such Indemnified Party, such assertion shall be deemed accepted and the amount of such claim shall be deemed a valid claim. If, however, such Indemnifying Party contests such assertion of a claim by giving such written notice to the Indemnified Party within such 60-day period, then the parties shall act in good faith to reach agreement regarding such claim. If, after a period of 60 days, the parties cannot resolve any such dispute after good faith negotiations with respect thereto, such dispute shall be submitted to arbitration in accordance with the provisions of
Section 11.9.


                                  ARTICLE IX
                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

Section 9.1 Nondisclosure. The IPG Group recognizes and acknowledges that it has in the past, currently has, and in the future will have, access to certain confidential information of the Company and/or the IFCO Group, such as lists of customers, operational policies, and pricing and cost policies that are, and following the Closing will be, valuable, special and unique assets of the Company and/or the IFCO Group. The IPG Group agrees that neither it nor its Affiliates will use or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose whatsoever, except as is required in the course of performing its duties to the Company, unless (a) such information becomes known to the public generally through no fault of the IPG Group, or (b) disclosure is required by law or the order of any governmental authority, provided, that prior to disclosing any information pursuant to this clause (b) the IPG Group shall, if possible, give prior written notice thereof to the Company and the IFCO Group and provide the Company and the IFCO Group with the opportunity to contest such disclosure. In the event of a breach or threatened breach by the IPG Group of the provisions of this Section 9.1, the Company and/or the IFCO Group shall be entitled to an injunction restraining the IPG Group from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Company and/or the IFCO Group from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. This provision shall become effective upon the Closing.

Section 9.2 Covenant Not to Compete and Non-Solicitation. The IPG Group and the IFCO Group acknowledge that the non-competition provisions of Article XX,
Section 16 of the Operating Agreement shall apply to each of the parties and shall survive the Closing.

Section 9.3 Equitable Relief. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which the Company would have no other adequate remedy, the IPG Group and the IFCO Group agree that the foregoing covenants may be enforced against it by injunctions, restraining orders and other equitable actions. The members of the IPG Group and the IFCO Group also agree that if injunctive relief is granted to the Company, no bond shall be required. Notwithstanding that injunctive relief is an appropriate remedy for breach of these covenants, the Company shall also be entitled to recover all damages which arise from the breach, together with interest, costs and attorneys fees (for appeal).


                                   ARTICLE X
                                  TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the transaction contemplated hereby abandoned:

    (a) By mutual written consent of the parties at any time prior to the Closing.

    (b) If the Closing of the Merger and IPO do not occur by March 31, 2000.

    (c) Prior to the Closing, by written notice from IFCO Systems to the IPG Group and the other parties if: (i) there is a material breach of any representation, warranty or covenant on the part of the IPG Group or if a representation or warranty of the IPG Group shall be untrue in any material respect, in either case such that the conditions specified therein would not be satisfied at Closing and such breach continues for 30 days after notice to the IPG Group and an opportunity to cure such default; or (ii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a Governmental Authority.

    (d) Prior to the Closing, by written notice from IPG to the IFCO Group and the other parties: (i) there is a material breach of any representation, warranty or covenant on the part of the IFCO Group or if a representation or warranty of the IFCO Group shall be untrue in any material respect, in either case such that the conditions specified therein would not be satisfied at Closing and such breach continues for 30 days after notice to the IFCO Group and an opportunity to cure such default; or (ii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a Governmental Authority.

Section 10.2 Effect of Termination. (a) Any termination of this Agreement, however effected, shall not release either the IFCO Group on the one hand or the IPG Group on the other from any liability or other consequences arising from any breach or violation by such party of the terms of this Agreement prior to the effective time of such termination, nor shall any such termination release any party from its obligations or duties under this Agreement, which, by their terms and/or expressed intent, may require performance subsequent to any such termination, and all provisions of this Agreement that set forth such obligations or duties and such other general or procedural provisions that may be relevant to any attempt to enforce such obligations or duties, shall survive any such termination of this Agreement until such obligations or duties shall have been performed or discharged in full.

    (b) If the closing of the Merger and IPO have not occurred by March 31, 2000, then notwithstanding the termination of this Agreement:

        (i)   Polymer shall retain the Polymer Interest and the Polymer Shares.

        (ii) The Polymer Note shall be deemed a loan to the Company by Schoeller U.S. or its Affiliates.

        (iii) No later than April 30, 2000, SIL shall make a shareholder loan to the Company in an amount equal to the quotient of (a) the sum of (A) the Existing Indebtedness and (B) the Additional Indebtedness, less any such indebtedness of the Company owing to SIL or Schoeller U.S. as of March 31, 2000 (less any such Existing Indebtedness and Additional Indebtedness arising pursuant to the Supply Agreement which is not then due and payable or not in default) divided by two. The Company shall then promptly distribute this amount to Polymer. For the avoidance of doubt, this subparagraph (b)(iii) is intended by the parties to equalize the balance in each member's loan account for amounts other than those amounts pursuant to the Supply Agreement that are not due and payable as of March 31, 2000.

        (iv) After March 31, 2000, the members hereto agree that they shall approve an annual budget for the Company by September 30 of the year preceding the applicable budget year. If the Members fail to approve a budget by September 30 of the preceding year, the members shall work in good faith and utilize reasonable best efforts to resolve such dispute. One month prior to the end of each fiscal quarter, management of the Company shall provide the members with an estimate of funding requirements for such fiscal quarter. Each member shall then have 15 days to approve or object to such funding requests. If both members approve the budget, SIL and IPG shall make shareholder loans to fund such additional requirements. If one or more of SIL or IPG object to such funding requirements, the parties will have 15 days in which to reconcile their differences. If they fail to do so within such 15-day period. Neither member shall be required to fund amounts in excess of the amounts set forth in the budget.

        (v) In the absence of bank or other third party financing, SIL and IPG agree to proportionately fund the future cash operating and financial requirements of IFCO U.S. in accordance with the budgets referred to above including, if there is a manufacturing joint venture between SPI and IPG, cash requirements contemplated by the Existing Supply Agreement, otherwise the funding obligations under the Existing Supply Agreement shall remain in effect including the price levels and supplier financing provisions, and in the event that SIL and IPG agree to continue operating the Company on a joint and cooperative basis, the System License Agreement and the Production License Agreement shall be automatically extended to January 17, 2011 on their same terms.

        (vi) If SIL fails to timely fund its proportionate share of such cash requirements referenced in sub-paragraph (v) above, then Polymer shall have an option to purchase, free and clear of all Encumbrances, the Schoeller U.S. 80% Membership Interest in IFCO U.S. for $11,092,500; together with the redelivery of the Polymer Shares, less the Cash Amount, plus any indebtedness of IFCO U.S. to SIL or its Affiliates, and the Polymer Note shall mature and be paid in full, and, if and only if such option is exercised, the System License Agreement and the Production License Agreement shall be automatically extended to January 17, 2011 on their same terms; provided, however, that the System License Agreement shall be royalty free and the exclusivity provisions of Section 1(a) thereof shall apply only to rigid foldable transport containers for the fruit and vegetable market sector.

        (vii) If IPG fails to timely fund its proportionate share of such cash requirements, then SIL shall have an option to purchase, free and clear of all Encumbrances, the Polymer Interest and the Polymer Shares for $10,657,500, plus any Existing Indebtedness and Additional Indebtedness of IFCO U.S. owing to IPG or its Affiliates (including debt incurred under the Existing Supply Agreement).

    (c) Each of the options referred to in Section 10.1(b)(vi) and Section 10.1(b)(vii) may be exercised by written notice to the other party, and the closing of the purchase of such Membership Interests covered by such option shall be on the date specified therein, which shall be not less than 15 days nor more than 30 days after the date such notice is delivered. Each of the options specified above shall expire on December 31, 2002.


                                  ARTICLE XI
                                 MISCELLANEOUS

Section 11.1 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and the successors thereof. Notwithstanding the foregoing, the IFCO Group may assign to SPI its right to purchase the IFCO Manufacturing Assets.

Section 11.2 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the parties hereto and supersede any prior agreement and understanding relating to the subject matter hereof, including that certain IFCO U.S., L.L.C. Term Sheet; provided, however, that any confidentiality agreements, the Operating Agreement, the Existing Supply Agreement or any other agreement between any of the parties hereto shall survive the execution of this Agreement and shall not be affected, except as specifically modified by the terms of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the parties hereto, acting through their respective officers, duly authorized by their respective Boards of Directors or similar governing body.

Section 11.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, it being understood that all parties need not sign the same counterpart. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

Section 11.4 Notices. Any notice required to be given pursuant to this Agreement shall be in writing, which shall include, without limitation, telex, telecopy or other electronic transmission reduced to written form. Notice given by telex, telecopy or other electronic transmission shall be deemed to have been given and received when sent. Notice by mail shall be deemed to have been given and received four (4) calendar days after the day first deposited in the United States mail, certified mail, first class postage prepaid, return receipt requested, and as addressed as shown below. Notice by overnight service shall be deemed to have been given and received the day after they are sent. All notices shall be to the following addresses, unless changed in writing by the respective addressee:

    (a)  If to Schoeller U.S., SIL or IFCO Systems, addressed to:

                    IFCO
                    Zugspitzstrasse 15
                    82049 Pullach
                    Germany
                    Attention: Martin Schoeller and Christoph Schoeller
                    Telecopy: 011-49-897-449-1298

        With a copy (which shall not constitute notice) to:

                    King & Spalding
                    1185 Avenue of the Americas
                    New York, New York 10036-4003
                    Attention: Stephen M. Wiseman, Esq.
                    Telephone: 212-556-2265
                    Telecopy: 212-556-2222

(b)  If to IPG, Polymer or IFCO Manufacturing, addressed to:

                    Intertape Polymer Group, Inc.
                    5401 W. Kennedy Blvd., Suite 760
                    Tampa, Florida 33609
                    Attention: Andrew Archibald
                    Telephone: 514-731-7591
                    Telecopy: 514-731-5039

        With a copy (which shall not constitute notice) to:

                    Shutts & Bowen LLP
                    20 North Orange Avenue, Suite 1000
                    Orlando, Florida 32801-4626
                    Attention: J. Gregory Humphries, Esq.
                    Telephone: 407-423-3200
                    Telecopy: 407-425-8316

or such other address as any party hereto shall specify pursuant to this Section
11.4 from time to time.

Section 11.5 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware (except for its principles governing conflicts of laws).

Section 11.6 Survival of Representations and Warranties. The representations and warranties set forth herein shall survive the Closing for three years. Covenants and other agreements herein shall, unless otherwise provided, survive the Closing for the applicable statutory limitation periods.

Section 11.7 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 11.8 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.9  Dispute Resolution.

    (a) Except with respect to injunctive relief as provided in (which relief may be sought from any court or administrative agency with jurisdiction with respect thereto), any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be conducted by a retired judge employed by the office of J.A.M.S./Endispute, Inc. ("JAMS"). The arbitration shall be held in Tampa, Florida.

    (b) The parties shall obtain from JAMS a list of the retired judges available to conduct the arbitration. The parties shall use their reasonable efforts to agree upon a judge to conduct the arbitration. If the parties cannot agree upon a judge to conduct the arbitration within 10 days after receipt of the list of available judges, the parties shall ask JAMS to provide the parties a list of three available judges (the "Judge List"). Within five days after receipt of the Judge List, each party shall strike one of the names of the available judges from the Judge List and return a copy of such list to JAMS and the other party. If two different judges are stricken from the Judge List, the remaining judge shall conduct the arbitration. If only one judge is stricken from the Judge List, JAMS shall select a judge from the remaining two judges on the Judge List to conduct the arbitration.

    (c) The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order payment of damages, reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrator determines that a material breach of this Agreement has occurred. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

    (d) In the event that arbitration shall arise with respect to any claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such arbitration including reasonable attorneys' fees, if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within 60 days after the notice provided by the Indemnifying Party.



           [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              INTERTAPE POLYMER GROUP INC.



                              By: /s/ Andrew M. Archibald
                                  ----------------------------
                                  Name:
                                  Title:


                              POLYMER INTERNATIONAL CORP.



                              By: /s/ Andrew M. Archibald
                                  ----------------------------
                                  Name:
                                  Title:


                              IFCO MANUFACTURING CORP.


                              By: /s/ Andrew M. Archibald
                                  ----------------------------
                                  Name:
                                  Title:



                              IFCO SYSTEMS N.V.


                              By: /s/ Christoph Schoeller
                                  ----------------------------
                                  Name:
                                  Title:


                              SCHOELLER INTERNATIONAL LOGISTICS
                              BETEILIGUNGSGESELLSCHAFT MBH


                              By: /s/ Christoph Schoeller
                                  ----------------------------
                                  Name:
                                  Title:


                              SCHOELLER - U.S., INC.


                              By: /s/ Christoph Schoeller
                                  ----------------------------
                                  Name:
                                  Title: